Exhibit 4

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, May 25, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statement (File no. 333-223463) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of an additional of U.S.$574,373,000 aggregate principal amount of its 4.375% Bonds due 2031 (the “Reopening 2031 Bonds”) and Ps. 51,332,112,000 aggregate principal amount of its 8.250% Bonds due 2031 (“UYU Bonds” and with the Reopening 2031 Bonds, the “Bonds”), which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement, as of May 10, 2021, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated March 6, 2018, included in the Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated May 13, 2021 for the Reopening 2031 Bonds, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “USD Preliminary Prospectus Supplement”; the preliminary prospectus supplement dated May 13, 2021 for the UYU Bonds, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “UYU Preliminary Prospectus Supplement;” the USD Preliminary Prospectus Supplement and the Ps. Preliminary Prospectus Supplement are together herein called the “Preliminary Prospectus Supplements”; the related prospectus supplement dated May 13, 2021 for the Reopening 2031 Bonds as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “USD Final Prospectus Supplement” and the related prospectus supplement dated May 13, 2021 for the UYU Bonds as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “UYU Final Prospectus Supplement” and the USD Final Prospectus Supplement and the UYU Final Prospectus Supplement are together herein called the “Final Prospectus Supplements.” The Base Prospectus and the Preliminary Prospectus Supplements together are herein called the “Pricing Prospectuses,” and the Base Prospectus and the Final Prospectus Supplements together are herein called the “Final Prospectuses.”

In arriving at the opinions expressed below, I have reviewed the following documents:

(i)	The Registration Statement, the Base Prospectus and the Preliminary Prospectus Supplements;

(ii)	copies of the executed Indenture;

(iii)	copies of the Bonds in global form, as executed by the Republic;

(iv)

all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1) the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2) Law 19,924 dated December 18, 2020, Sections 695 to 701,

(v)

the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds have been authorized (translations of which are attached as exhibits hereto):

1) Decree No. 136/021 of the Executive Power of the Republic, dated May 10, 2021; and

2) Resolution of the Ministry of Economy and Finance, dated May 11, 2021;

(vi)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2019. In giving such consent, I do not thereby admit that I am expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Gonzalo Muñiz Marton Dr. Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

[Signature Page to MEF Post-Effective Legality Opinion]

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

https://www.impo.com.uy/bases/constitucion/1967-1967/85

Article 85.- It is within the scope of the General Assembly: …

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law Nº 19,924

NATIONAL BUDGET FOR SALARIES, EXPENSES AND INVESTMENTS. YEAR 2020-2024

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Section 695.-

The Law No. 17,947, of January 8, 2006, is repeal, as well as its concordant and amending provisions.

Section 696.-

For the purposes of the provision of numeral 6 of Section 85 of the Constitution of the Republic, the Central Government is authorized to contract a total net debt for fiscal year 2020, which may not exceed the equivalent of US$ 3,500,000,000 (three thousand five hundred million dollars of the United States of America) and for the fiscal year 2021, the authorized net debt may not exceed the equivalent of US$ 2,300,000,000 (two thousand three hundred million dollars of the United States of America).

Section 697.-

For the purposes of Section 696 of this Law, total net indebtedness of the Central Government is understood as the total issuance of public market debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting the contractual or anticipated amortizations and cancellations of public debt securities and loans, as well as the variation of financial assets of the Central Government during the exercise.

Section 698.-

The Ministry of Economy and Finance will publish quarterly the evolution of the net debt accumulated in the course of the year, as established in Sections 696 and 697 of this Law.

Section 699.-

In the event of situations of serious economic slowdown, substantial changes in relative prices, emergency situations or national disasters, the annual maximum referred to in Section 696 may be increased by up to 30% (thirty percent), reporting to the General Assembly of the Legislative Power and without altering the limit set for the following fiscal year.

The authorities of the Ministry of Economy and Finance, representing the Central Government, must appear before the General Assembly within a period of no more than thirty calendar days after invoking the safeguard clause, in order to report the reasons to activate this clause.

Section 700.-

The evaluation of compliance with the provisions of article 696 of this law, at the end of each year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative power.

Section 701.-

For the purposes of controlling the maximum amounts of annual net indebtedness referred to in Article 696 of this law, the liabilities incurred and debt repayments made in a currency other than the United States dollar will be valued at the exchange rate in effect at the close of the business day on which the transaction was settled, based on the arbitrations defined by the Central Bank of Uruguay. For debt, contracted or amortized, expressed in other units of account in local currency, the official quotes published by the competent bodies will be applied.

Sessions Room of the Chamber of Representatives, in Montevideo, on 10 December 2020.

(signed) MARTÍN LEMA

President

FERNANDO RIPOLL FALCONE

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND TERRITORIAL ORDER

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF ENVIRONMENT

Montevideo, 18 December, 2020.

MINISTRY OF ECONOMY AND FINANCE	Nro. 136/021

Montevideo, May 10th, 2021

2021/05/001/60/19	IN VIEW OF: the technical reports of the Public Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market;

AS A RESULT: I) that the reports themselves recognize the convenience and opportunity of issuing debt securities of the Oriental Republic of Uruguay in the international market and governed by foreign law, denominated in Uruguayan Pesos and/or in Dollars of the United States of America; as well as the possibility of carrying out an eventual repurchase and/or exchange operation by the Republic of debt securities issued by the Republic, governed by foreign law, under advantageous conditions for the Republic;

II) that, in the indicated sense, the Ministry of Economy and Finance, through the Public Debt Management Unit, has received proposals from first-rated financial institutions, which detail the recommendations and indicative terms for executing eventual operations previously indicated;

III) that, of the individual proposal received, proves to be the most convenient the ones those presented by the firms BOFA SECURITIES, INC., HSBC SECURITIES (USA) INC. and SANTANDER INVESTMENT SECURITIES, INC., taking into consideration, among other factors, the financial conditions indicated therein;

WHEREAS: I) that the joint proposal and recommendation submitted by the aforementioned financial institutions is satisfactory;

II) that the bidding firms are institutions with important presence and participation in the international capital market and with a successful background in terms of placement of sovereigns’ issuances of public debt securities in those markets;

GMM/A-DG	WITH REGARD TO: what has been advised by the Public Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 8), literal D) of Article 482 of Law No. 15,903, dated November 10, 1987, amended by Article 314 of Law No. 19,889, dated July 9, 2020, and Articles 696 to 701 of Law No. 19,924, dated December 18, 2020;

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US $ 1,750:000,000 (one thousand seven hundred and fifty million Dollars of the United States of America), denominated in Uruguayan Pesos and/or in

Dollars of the United States of America, in terms of between 5 (five) and 15 (fifteen) years; for the amounts, conditions, integration modalities and dates determined by the Ministry of Economy and Finance and those resulting from the market on the date of placement of the issue.

The expected issuance date will not be later than December 31, 2021.

ARTICLE 2º.- The debt securities to be issued will be nominative and will bear the printed signatures of the Minister of Economy and Finance and the General Accountant of the Nation; they will be placed in the international market in the modality and conditions required in that market.

ARTICLE 3°.- Authorize to use, totally or partially, the proceeds of the present issuance of debt securities of the Republic, for the purposes of the repurchase by the Republic, of one or more series of debt securities of the Oriental Republic of Uruguay, including in all cases the accrued and unpaid interest ot the date of the repurchase offer, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to the same to be approved by the aforementioned Secretary of State.

The Ministry of Economy and Finance is authorized to modify the conditions of the repurchase offer while the operation has not concluded.

ARTICLE 4º.- Authorize the exchange of one or more series of debt securities of the Oriental Republic of Uruguay, in the amounts, terms and conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received in accordance with to the terms provided in the prospectuses and other documents related to the operation to be approved by the aforementioned Secretary of State.

The Ministry of Economy and Finance is authorized to modify the conditions of the exchange offer while the operation has not concluded.

ARTICLE 5º.- Grant, for all cases in which there exist mortgaged public debt securities of those indicated herein in the present in favor of the Oriental Republic of Uruguay, the consent of the Oriental Republic of Uruguay in order that their holders take part of the exchange offer operation foreseen under the present Decree and the public debt securities are replaced mortgaged with the new corresponding public debt securities, staying the mortgaged in the same terms.

ARTICLE 6º.- The interest payments, the repurchase and/or the exchange offer corresponding to the totality of the debt securities referred to in this Decree, as well as the commissions and expenses for any other concept that requires the administration and placement thereof, will be attended by the Central Bank of Uruguay in its capacity as State Financial Agent and through, or through, the Paying Agent(s) appointed or agreed upon.

ARTICLE 7º.- The issuance of provisional or global certificates representing the debt securities shall be authorized until their final issuance, if necessary.

2021/05/001/60/19	ARTICLE 8°.- The expenses of issuance, printing, listing, fund transfers, commissions, rate and/or currency conversion operations, dissemination of the operation, as well as all other expenses typically necessary for the issuance, administration and placement of these debt securities and eventual repurchase and/or exchange operations, shall be attributable to the proceeds from the securities placement itself.

ARTICLE 9°.- The Ministry of Economy and Finance shall be instructed to negotiating and signing, on behalf of the Republic, all the relevant contracts and documents that are required for the purposes of the operations provided in this Decree.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out all the pertinent procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and by the Director from the Public Debt Management Unit of the Ministry of Economy and Finance, Ec. Herman Kamil.

ARTÍCULO 10º.- Entrust to Drs. Marcos Álvarez Rego, Fernando Scelza Martínez and Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTÍCULO 11°.- Entrust the General Director of the Ministry of Economy and Finance, Dr. Mauricio di Lorenzo, the Assistant to the General Director of the Secretary of the Ministry of Economy and Finance, Dr. Gustavo Igarza and the General Accountant of the Nation, Cra. Magela Manfredi, indifferently, the issuance of the relevant proofs and certifications.

ARTÍCULO 12°.- To be notified, published and filed.

(Signed)	(Signed)
Azucena Arbeleche	Luis Lacalle Pou Lacalle Pou Luis

MINISTRY OF ECONOMY AND FINANCE

Montevideo, May 11th, 2020.

2021/05/001/60/19	IN VIEW OF: the Decree No. 136/021, dated May 10th, 2021;

AS A RESULT: I) that Article 1º of the aforementioned Decree, authorizes the issuance of debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 1,750:000,000 (one thousand seven hundred fifty million Dollars of the United States of America), denominated in Uruguayan Pesos and/or Dollars of the United States of America, in terms of between 5 (five) and 15 (fifteen) years; for the amounts, conditions, modalities of integration and dates determined by the Ministry of Economy and Finance, and those resulting from the market on the date of placement of the issue;

II) that Article 3° of the aforementioned Decree, authorizes to use, totally or partially, the proceeds of the issuance of debt securities of the Republic aforementioned, for the purposes of the repurchase by the Republic, of one or more series of debt securities of the Oriental Republic of Uruguay, including in all cases the accrued and unpaid interest on the date of the repurchase offer, under the conditions to be indicated by the Ministry of Economy and Finance, and in accordance with the offers received, to the offer documents and other documents related to it;

III) that by Article 9 of the aforementioned Decree, the Ministry of Economy and Finance was entrusted to negotiate and sign, on behalf of the Republic, all the relevant contracts and documents, and the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and the Director of the Public Debt Management Unit of the Ministry of Economy and Finance, Ec. Herman Kamil, were designated to exert, indistinctly, the representation of the State in the referred operations;

GMM/A-MP	WHEREAS: that it corresponds to determine the amounts, conditions, integration modalities and dates of the operations referred to in “AS A RESULT I)” section of this Resolution; as well as approving the contracts to be subscribed with BOFA SECURITIES, INC., HSBC SECURITIES (USA) INC. and SANTANDER INVESTMENT SECURITIES, INC., and the other documents and prospectuses necessary to carry out all the aforementioned operations;

WITH REGARD TO: that which has been previously mentioned;

THE MINISTER OF ECONOMY AND FINANCE

R E S O L V E S :

1º) Proceed with the issuance of the debt securities of the Oriental Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 1,750:000,000 (one thousand seven hundred fifty million Dollars of the United States America), in accordance with the conditions detailed in Annexes I and II, which are attached and form an integral part of this Resolution.

2°) Approved the contracts to be subscribed with BOFA SECURITIES, INC., HSBC SECURITIES (USA) INC. and SANTANDER INVESTMENT SECURITIES, INC., as well as the other documents and prospectuses necessary to carry out all the operations set forth in the Decree mentioned in the “IN VIEW OF” section of the present Resolution.

3º) Pass to the Public Debt Management Unit of this Secretary of State, for the purposes of the corresponding communication. Fulfilled, file.

(Signed)
Azucena Arbeleche
Minister of Economy and Finance

ANNEX I

2021/05/001/60/19	Instrument: Global Bonds in Dollars of the United States of America denominated “Global Bonds - 2031” (Reopening).

Currency: Dollars of the United States of America.

Issuance date: January 23rd, 2019.

Reopening date: May 21st, 2021

Maturity date: January 23rd, 2031.

Amortization: payable in the last three (3) years in equal, annual and consecutive installments at maturity.

Description of the Securities:

The issuances of this debt securities were duly ordered by Decrees No. 5/019, dated January 14, 2019, No. 278/019, dated September 23, 2019, and No. 176/020, dated June 18, 2020, and under the same conditions as those duly established therein, with the exception of the first interest payment date.

The minimum denomination of the denominated “Global Bonds - 2031” shall not be less than US$ 1.00 (one Dollar of the United States of America).

The interest that the aforementioned Global Bonds will accrue, will be paid every six months in Dollars of the United States of America.

The next maturity of interest on the denominated “Global Bonds - 2031” will take place on July 23rd, 2021.

ANNEX II

2021/05/001/60/19	Instrument: Global Bonds in Uruguayan Pesos, denominated “Global Bonds in Uruguayan Pesos – Third Series”.

Currency: Uruguayan Pesos, payable in Dollars of the United States of America.

Issuance date: May 21st, 2021.

Maturity: 10 years.

Amortization: payable at maturity.

Description of the Securities:

The minimum denomination of the denominated “Global Bonds in Uruguayan Pesos – Third Series”, shall not be less than $U 1,000.00 (a thousand Uruguayan Pesos).

The interest that the aforementioned Global Bonds will accrue, will be paid every six (6) months in Dollars of the United States of America.

The first maturity of interest on the denominated “Global Bonds in Uruguayan Pesos – Third Series” will take place on November 21st, 2021.